This transcript includes some company data that does not directly conform to generally acceptable accounting principles, or GAAP. Management believes that the presentation of some non-GAAP data provides investors with additional insight into the ongoing operations of the business. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. The following are reconciliation schedules that provide reconciliations of these non-GAAP financial measures to the most closely comparable measures determined in accordance with GAAP.



                                 DENTSPLY INTERNATIONAL INC.
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended June 30, 2006:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Net Income                                                  $   59,316       $  0.37

Restructuring Costs                                              1,638          0.01

Income Tax Related Adjustments                                     783          0.01
                                                         ------------- -------------
Adjusted Non-GAAP Earnings                                    $ 61,737       $  0.39
                                                         ============= =============



Three Months Ended June 30, 2005:

                                                            Income        Diluted
                                                          (Expense)      Per Share
                                                      ---------------  -------------
Net Income                                                   $ 57,893         $ 0.35

Stock-Based Compensation Expense as Disclosed in Footnotes     (2,775)         (0.02)

Income Tax Related Adjustments                                 (1,791)         (0.01)

Restructuring Costs                                              (185)          0.00

Rounding                                                                        0.01
                                                        -------------  -------------
Adjusted Non-GAAP Earnings                                   $ 53,142         $ 0.33
                                                        =============  =============

                                   DENTSPLY INTERNATIONAL INC.
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Six Months Ended June 30, 2006:

                                                            Income       Diluted
                                                          (Expense)     Per Share
                                                         ------------- -------------
Net Income                                                  $  109,320       $  0.68

Restructuring Costs                                              4,692          0.03

Income Tax Related Adjustments                                     648          0.00
                                                         ------------- -------------
Adjusted Non-GAAP Earnings                                  $  114,660       $  0.71
                                                         ============= =============



Six Months Ended June 30, 2005:

                                                            Income        Diluted
                                                          (Expense)      Per Share
                                                      ---------------  -------------
Net Income                                                  $ 106,942         $ 0.65

Stock-Based Compensation Expense as Disclosed in Footnotes     (5,548)         (0.03)

Income Tax Related Adjustments                                 (2,108)         (0.01)

Restructuring Costs                                               (21)          0.00
                                                        -------------  -------------
Adjusted Non-GAAP Earnings                                  $  99,265         $ 0.61
                                                        =============  =============

                                 DENTSPLY INTERNATIONAL INC.
                                        (IN THOUSANDS)


Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage basis to the non-GAAP financial measures.

Three Months Ended June 30, 2006:


                                                                        Percentage of
                                                           Operating   Sales Excluding
                                                            Income      Precious Metal
                                                           (Expense)       Content
                                                         ------------- -------------
Operating Income                                            $   86,592       20.45%

Pre-Tax Restructuring Costs                                      2,636        0.62%
                                                         ------------- -------------
Adjusted Non-GAAP Operating Margins                           $ 89,228       21.07%
                                                         ============= =============



Three Months Ended June 30, 2005:
                                                                        Percentage of
                                                           Operating   Sales Excluding
                                                            Income      Precious Metal
                                                           (Expense)       Content
                                                      ---------------  -------------
Operating Income                                             $ 81,135        20.27%

Pre-Tax Stock-Based Compensation Expense                       (4,390)       (1.09%)

Pre-Tax Restructuring Costs                                      (228)       (0.06%)
                                                        -------------  -------------
Adjusted Non-GAAP Operating Margins                          $ 76,517        19.12%
                                                        =============  =============

                      DENTSPLY INTERNATIONAL, INCORPORATED

                             Moderator: Gary Kunkle
                                  July 27, 2006
                                   7:30 am CT


Operator:             Good morning ladies and gentlemen. My name is Alexandria
                      and I will be the conference operator today. At this time, I would like to welcome everyone to the DENTSPLY
                      International Second Quarter Earnings Release Conference
                      Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you'd like to withdraw your question, press the pound key.

                      I would now like to turn the conference over to our host, Mr. Gary Kunkle. Mr. Kunkle, please go ahead.

Gary Kunkle:          Thank you Alexandria. Good morning and thank you for
                      joining the DENTSPLY Second Quarter 2006 Earnings
                      Conference Call. My name is Gary Kunkle and I am the
                      Chairman and Chief Executive Officer. Also on the call today are Bret Wise, our President and Chief Operating
                      Officer and Bill Jellison, Senior Vice President and
                      Chief Financial Officer.

                      Bill and I are in the headquarters here in York and Bret is attending the Dental Trade Association meeting and is participating on the call from that location.

                      I'll begin today's call with some overview comments regarding our second quarter results and our overall business. Bret will then update you on some of the recent new product introductions we've had and some remarks regarding our lab strategy. Then before turning the call over to Bill, I will conclude with some remarks regarding our outlook for the balance of the year. Bill will then take you through a more detailed review of the P&L and the balance sheet and finally, we'll all be pleased to answer any questions that you may have.

                      Before we get started, it is important to note that this conference call may include forward looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on Form 10K, its subsequent periodic reports on Form 10Q, press releases and conference call scripts filed with the Securities and Exchange Commission. This conference in its entirety will be part of an 8K filing and we'll make it available on our Web Site.

                      I assume that by now you should have received a copy of the second quarter 2006 earnings announcement that we released after the market close. Our reported sales during the second quarter were $472.4 million. This represents an increase of 6.2% as reported. If you look at it excluding the precious metal content, the increase was 5.8%. This 5.8% broke out as follows.
                      Base business was 5.2% Foreign exchange was +.3% Acquisition was +.3%.

                      The geographic based business growth, and again this is ex precious metals, was as follows. United States was 6.1% Europe was 5% Balance of the world was 3.5%.

                      Looking at the total business growth of 5.2%, it was again primarily driven by really strong double digit growth in our orthodontic and implant businesses as well as above market performances in our chair side consumables business.

                      Looking at geographies, and starting with the United States, as I stated before, the U.S. internal growth for the second quarter of '06 was 6.1%. Our orthodontic business continues to grow at double digit rates greatly exceeding the market growth. We're also pleased to see the chair side consumables growth return. It grew in high single digits and it also exceeding market performance.

                      With respect to our lab business, our crown and bridge materials grew at mid-single digits. This was led by a continued strong performance from our Cercon branded products. Bret will review the lab business in more detail in his review.

                      Moving on to Europe, as I mentioned earlier Europe's base business growth for the quarter was 5%. Europe also saw strong double digit growth in orthodontics and implants. The lab business in Europe continues to be somewhat of a growth impediment in Germany. This is affecting the overall growth of lab business in Europe. This is driven by the reduction in the use of precious metals as a result of two things: The reimbursement changes and the dramatic changes in the price of gold. Users are choosing alternatives such as non-precious metals or all ceramics.

                      Our all ceramic alternative, Cercon, is having dramatic growth during this period, but in the short term has not yet offset the decline in precious metal restorations. We do believe over time that all ceramics will be the alternative of choice and Cercon will clearly be the all ceramic leader in this category.

                      Germany overall is really progressing as we had expected. Its year to date internal growth is 6.2% ahead of 2005, but this is behind 2004. We expect that it will complete the year with positive growth for the full year and that's pretty much the way we had expected it as we went into the year.

                      As you look at the other markets, Asia continues to grow in double digits with a 13.3% internal growth for the quarter. This was led by really strong performances in China, India and Thailand.

                      If you move on to Latin America, Latin America had a base business growth overall of -3%. This continues to reflect the volatility of these markets and their response to the political and economic swings. If you recall, the first quarter was a positive 8.5%. We don't see any influencing factors beyond those that are either economically or politically sensitive. The second quarter comparison last year was 10.4% which may affect this, but I think it's really more the sensitivity to political and economic changes in the market place.

                      Some other areas of interest. As you will recall we announced in February that we would be closing our dental injectable anesthetic plant in Chicago. We intended to sell the facilities and pursue long term supplier agreements to replace the production that was scheduled for this plant in 2008 and beyond. As a result of the shutdown and the elimination of corresponding associated costs with it, we increased our guidance for 2006 by 3 to 4 cents. This is calculated after the stock split. The ultimate benefit of keeping the plant open was expected to be between 5 and 6 cents with this benefit really not beginning to be realized until 2008.

                      We do continue to believe we can accomplish that goal and expect to show incremental improvement between now and 2008 with the ultimate goal of 5% to 6% being realized. We've shown the facilities to several potential buyers since announcing our intention to sell them. Since the last call, this list has narrowed to a few select buyers. We feel that these discussions are going well and have a probable favorable outcome for both DENTSPLY and the buyer and will be resolved before the end of the year.

                      Obviously given the fact that these discussions are ongoing, I can't offer any further detail, but clearly we'll keep you informed regarding this progress as we move forward.

                      I'd like to now turn the call over to Bret, our President and Chief Operating Officer, and then I'll come back on with some comments following his remarks. Bret.

Bret Wise:            Thank you Gary and good morning everyone. I'd like to
                      spend just a few minutes on new product introductions.
                      We're off to a very strong start on new product introductions in 2006 and year to date we've introduced over 15 new products, and of course many, many brand extensions on top of that. And today we continue to have a very full pipeline of products we expect to bring to market in the next 12 to 18 months. I'd like to give you just a brief sample of some of these new products and services that we've introduced over the last, let's say six to nine months.

                      In the endodontics market we introduced two new file systems. The first is called MTwo, which is spelled MTwo, which is a comprehensive nickel titanium system which has been introduced in ten countries in Europe and several countries in Asia. The system features a uniform file length for the entire procedure which allows a dental professional to find the apex of the canal at the beginning of the procedure and then work their back up and out of the canal, compared to a traditional crown down procedure. This process is preferred by some dental professionals and is a new product offering for our endodontics business and is experiencing rapid growth in Europe.

                      Also in endodontics late in the second quarter, we introduced ProTaper Universal which is a nickel titanium system. It was launched in Europe in the second quarter and is planned for launch in the U.S. later this year. This is an enhanced system which significantly expands the range of instruments for the ProTaper line including a complete line of finishing files.

                      In orthodontics, we're having a busy year with new product introductions including one new bracket system that was introduced in the spring and another system which is scheduled for launch this fall.

                      In the spring we introduced In-Ovation L which is the first interactive self-ligating lingual system. This system offers both a highly aesthetic solution as the brackets are placed on the back side of the teeth. But it also has the high efficiency of a self-ligating system which can reduce the treatment times by as much as 25%. Also in orthodontics we added a line of palatal anchors which are essentially very small implants or screws that eliminate the need for external headgear in many orthodontics cases. This product has proven to be very popular even in the early stages of introduction.

                      In the lab segment, we introduced two significant enhancements. in Cercon, that's our zirconia based crown and bridge products, in the past six months. These include Cercon Art which is added true CAD/CAM capabilities for the design of crown and bridge units and Cercon Eye which is a very accurate desktop scanning system that can be used in connection with an installed Cercon unit, or it can be used to scan a model locally and transmit the data electronically to another site for coping and crown and bridge production.

                      These enhancements have significantly boosted the adoption of Cercon as evidenced by growth of our consumable unit in excess of 50% this year.

                      These developments are particularly important as the alloy market continues to contract due to record high gold prices particularly in Germany. Cercon has many advantages over precious metals including a highly aesthetic and functional solution but is also at a cost point or a price point to the lab which is below precious metal restorations.

                      Also in lab as we mentioned in our first quarter call, we have launched our crown and bridge production service which is exclusively for the benefit of our U.S. lab customers. In this service, our U.S. business unit provides finished crown and bridge units to lab customers in the U.S. and those are produced through one of our international subsidiaries. The service is designed to allow our lab customers to serve low cost market needs in the U.S. without the need to invest themselves internationally, yet with the assurance that the end product meets the highest quality standards, both with respect to the material used and the accuracy of the fit.

                      This service was commenced late in the second quarter and customer volume indications today exceed our existing capacity. And again the service is only available to our existing lab customers in the U.S., meaning we require a continuing customer relationship for our traditional lab products in order to access that service.

                      In the consumable and small equipment area, we added several new products this year including a new SmartLite IQ, which is a cordless LED curing light which offers a ten second cure with a depth of cure comparable to a high output halogen device. We also introduced a new handpiece called Stylus Mini which gives dramatic improved visibility in small sites which is particularly important in the back part of the mouth, in children, or geriatric patients. And the head of this device is 2-1/2 millimeters smaller than the prior version. And we were able to accomplish that without sacrificing any power.

                      So this is just a small sample of product innovations coming to market this year and again we have a very full pipeline of products beyond this that will be launched in the next 6 to 18 months. I'd now like to turn the call back to Gary for additional comments. Thank you.

Gary Kunkle:          Thank you Bret. Before I turn the call over to
                      Bill, I would like to make some closing remarks. We're really pleased with the second quarter results and think it represents a continued good performance for the first half of the year. We continue to be optimistic about the balance of the year. We'll be increasing our internal investment and growth initiatives and these will be in areas such as sales force expansion and increased R&D spending. This will commence in the second half of the year.

                      We're also increasing the top line top end guidance for the full year to $1.40 to $1.44 per diluted shared. This includes stock option expense but does not include any restructuring charges or tax adjustments.

                      This concludes my remarks. I'll now turn the call over to Bill.

Bill Jellison:        Good morning everyone. As Gary mentioned net
                      sales for the second quarter of 2006 increased by 6.2% in total and increased by 5.8% excluding precious metals. The sales increase ex precious metals for the quarter included a 5.2% increase from internal growth, an increase of .3% from acquisitions and a negative .3% impact from foreign exchange.

                      The geographic mix of sales ex precious metals in the second quarter included the U.S. at 42.9%, Europe at 37% and the rest of the world was 20.1%. We are pleased with the improvements in both earnings and cashflow in the quarter. Solid improvements and operating margins were achieved excluding restructuring costs and including stock option expense in both periods.

                      Gross margins ex precious metals for the second quarter were 57.2% compared to 56.8% in the second quarter of 2005. Margin rates were positively impacted in the quarter by improved product mix and improvements in leverage and manufacturing efficiencies.

                      SG&A expenses were $152.9 million or 36.1% of sales ex precious metals in the second quarter of 2006 versus 36.6% in the prior year second quarter. The higher expense level in the second quarter primarily resulted from the expensing of stock options in 2006 which will continue to impact comparisons throughout this year. If stock option expenses were included in both periods, SG&A expenses would have been lower than last year by 1.5% of sales ex precious metals. This improvement is the result of our decision to close the anesthetic plant in Chicago and improved leverage and operating efficiencies.

                      Operational margins for the quarter were 18.3% compared to 18.2% in the second quarter of last year. If stock option expense was included in 2005, operating margins would have been 17.1% in the second quarter of last year. Operating margins based on sales excluding precious metals were 20.4% compared to 20.3% last year in the same period. An operating margin based on sales excluding precious metals for comparative purposes excluding restructuring and including stock option expenses in both periods would have been 21.1% in the second quarter of 2006 and 19.1% in the second quarter of 2005, or an improvement of 200 basis points which should continue to benefit from many of the items which are having a positive impact on operating margins in the second half of this year. However, we also expect to reinvest more in sales, marketing and research, and development as we move through this year so that we can take advantage of some current trend and opportunities in the market.

                      Net interest and other expense in the second quarter was $.5 million which is just below last year's second quarter level of $.7 million. Net interest expense improved by $2.7 million in the quarter. This was offset by a $2.5 million increase in other expenses. The increase in other expense primarily resulted from a slight foreign exchange transaction loss in the second quarter of this year versus a gain recorded in the second quarter of last year.

                      We continue to expect interest expense to run favorably as a result of our net investment hedges at our lower borrowing levels throughout this year. The corporate tax rate in this quarter was 31.1% compared to 28% in the second quarter of 2005. The second quarter's operational tax rate was 30.4% and 30.3% year to date. The quarter also included a $.8 million negative impact from tax adjustments compared to a positive $1.8 million adjustment in the second quarter last year.

                      Net income in the second quarter of 2006 was $59.3 million or 37 cents per diluted share compared to $57.9 million or 35 cents per diluted share in the second quarter of 2005. On an adjusted basis, net income excluding restructuring costs and tax adjustments but including the expensing of stock options in both periods which constitutes a non-GAAP measure were $61.7 million or 39 cents per diluted share in 2006 compared to $53.1 million or 33 cents per diluted share in the second quarter of 2005. This represents an 18.2% increase in earnings per diluted share on an adjusted non-GAAP basis in the second quarter of 2006.

                      Cash flow from operating activities was $82 million in the second quarter of 2006 compared to $40 million in the same period last year. Cash flow increased 105% in the quarter compared to the same period last year. Year to date cash flow is 43% higher than last year even with the cash outflow in 2006 for the tax payment associated with the repatriation of foreign earnings made in the fourth quarter of 2005.

                      Capital expenditures were $13 million in the quarter. Depreciation and amortization for the second quarter of 2006 was $12 million.

                      Inventory days were 96 at the end of the second quarter of 2006 compared to 96 at the end of the second quarter last year and 90 days at the end of 2005. We expect inventory days to be near last year's level by the end of this year. Receivable days stood at 58 days at the end of the second quarter compared to 52 days achieved at year end. And receivables should also improve slightly in the second half of this year.

                      At the end of the second quarter of 2006 we had $475 million in cash and short term investments. Long term debt was $413 million at the end of the second quarter and in addition, we had $389 million of short term debt and a derivative liability value of $32 million at the end of the quarter.

                      DENTSPLY repurchased $139 million of stock approximately $4.7 million post split shares at an average post split price of $29.60 in the second quarter of 2006. Based on the company's authorization to maintain up to 11 million post split shares of treasury stock, we still have approximately 3 million post split shares available for repurchase.

                      Finally as Gary noted, we are increasing the top end of our guidance and plan to increase our internal investments in growth initiatives during the last half of this year. We are comfortable with a post split diluted earnings per share range of $1.40 to $1.44 for 2006. This guidance includes the impact of expensing stock options but excludes the impact of restructuring costs and tax adjustments.

                      That concludes our prepared remarks and we'd be glad to answer any questions that you may have at this time.

Operator:             Ladies and gentlemen, as a reminder if you would like to
                      ask a question please press star followed by the number 1 on your telephone keypad at this time. If you'd like to withdraw your question, press the pound key. We'll pause for just a moment to compile the Q&A roster. Our first question comes from the line of Frank Pinkerton with Bank of America Securities.

Frank Pinkerton:      Hey guys. I guess just a question. The small
                      company D4D I guess has been making a lot of noise recently about launching a product. Can you run through what these chair side systems are doing and is that a substitution for lab work? And potentially is that an opportunity for DENTSPLY to offer ceramics that could be sold directly into the dentist's office?

Gary Kunkle:          Well, to kind of consolidate the first two questions,
                      Frank, I mean any time that they're going to do that kind of restoration chair side it is something they normally would have done in a lab. So the answer to that question is yes.

                      To comment about what we plan on doing with respect to providing a broader product offering in the future, I really don't want to comment on that. But we're very aware of this technology. We're very involved in similar technologies. It's unlikely we're going to take anything directly to the dentist. We have brought all of our products through the lab and if we want to have a similar technology offering we'll probably have them, the lab, offer it.

Frank Pinkerton:      Okay great. And then just as a follow up, you
                      know, with all the cash building on the balance sheet, just remind us, you know, what is the acquisition environment look like? Do you guys still see opportunities there and if acquisitions don't present themselves, you know, what are the alternative uses for the capital there?
                      Thank you.

Gary Kunkle:          Yes, the answer hasn't changed much, Frank. Our primary
                      target use of cash is always acquisition and it remains so. We remain in contact with some of the targeted acquisitions we have. As I have said in the past, the primary targets, many of them are private and the decision isn't necessarily always one of valuation, it's one of timing and when the family wants to decide to divest it. In the absence of acquisitions, we will continue buying back stock. The degree to which we do that, really is a timing based on how the acquisition environment looks.

Operator:             Our next question comes from the line of Anthony Ostrea
                      with JP Morgan Securities. Anthony.

Anthony Ostrea:       Hi good morning guys. It's Anthony from JMP Securities. I
                      have a couple of questions. Can you give us a little more color, you mentioned that you'd be investing a little more in your sales force? Can you pinpoint which areas you'd be investing in essentially?

Gary Kunkle:          Yes I can comment in general. I don't want to be specific
                      for competitive reasons. But, obviously the areas that we want to continue investing in, in terms of manpower and resource to reach the customer, would be the growth areas.

Anthony Ostrea:       To orthodontics and implants.

Gary Kunkle:          Orthodontics would certainly come to mind, but I wouldn't
                      suggest that it's limited to that.

Anthony Ostrea:       And would you, how would you characterize the magnitude of the increase in your sales force?

Gary Kunkle:          Again, you know, that's information our
                      competitors would love to have and they probably are going to eventually find it out. But I just don't want to make it that easy for them.

Anthony Ostrea:       Okay and then you also mentioned why Europe grew, was it
                      5% year on year?

Gary Kunkle:          Let me check.

Anthony Ostrea:       In the quarter.

Gary Kunkle:          Oh yes in the quarter, right.

Anthony Ostrea:       What was Germany's growth rate in the quarter?

Gary Kunkle:          Just a minute I'll break that out for you. I said
                      year to date Germany was 6.2% for the quarter, they were -1.5% for the 2nd quarter and if you recall last year the first quarter was the lowest quarter because they had such a delay in trying to get patients into the offices because of the new reimbursement. Many of the people who wanted procedures done in the first quarter, ended up having them in the second. So it's really a comparison issue here.

Anthony Ostrea:       Okay so we shouldn't read into that as being as sequential decrease as being a negative.

Gary Kunkle:          No.

Anthony Ostrea:       Okay.

Gary Kunkle:          The issue in Germany all year long was bumpy as
                      the quarters went through dramatic swings. So you really have to get through a full year to get this thing to smooth out a little bit because the comparisons will be bumpy quarter to quarter. If you look at Europe for that quarter and excluding Germany, Europe was up 6.4%.

Anthony Ostrea:       Okay and then you also mentioned that you're at
                      least getting some pop in your Cercon division based on what's happening in Germany. Can you - how much of a difference is being made up by Cercon?

Gary Kunkle:          I'd say most of the growth is coming from Cercon. It's
                      just tremendous double digit growth, but, you know, when you look at it from a comparison on revenue ...

Anthony Ostrea:       Yeah.

Gary Kunkle:          Clearly the price of precious metals is much higher than
                      the price of the Cercon products.

Anthony Ostrea:       But on the margin level is Cercon more profitable?

Gary Kunkle:          Cercon is more profitable if you're looking at the margin
                      on precious metals with the precious metal in the revenue measurement.

Anthony Ostrea:       Okay.

Gary Kunkle:          Obviously when you take the precious metal out of
                      it and look at cost of goods. The precious metal content was a huge part of the cost of goods so it'd be a higher percent ex precious metal but a lower dollar comparison.
                      Cercon would deliver more dollar margin.

Anthony Ostrea:       Great. And then my last question on your China
                      operation. I think in your last conference call you indicated that there's been probably more of a favorable response than a negative response to you setting up a lab overseas. Can you just update us on how - what your customers are saying right now?

Gary Kunkle:          Yes, I will comment on that and then if Bret wants to add
                      some comments. I'm not certain I said that it was more favorable. I think there was considerable noise in the beginning because in the beginning you probably heard more concern rather than favoritism because they really hadn't had an opportunity to understand it. Since that call, the noise has dropped down considerably. In fact we've had some people that were voicing concern in the first quarter that are now customers or want to be customers. And I think much of the concern has been alleviated because they now see that this was not a strategy to go directly to the dentists. We're continuing to take it through the lab. I think the ones that have used it are very happy with the quality that they've seen and I think that will continue to grow as we expected. Bret, do you have any additionally remarks.

Bret Wise:            I would like to reemphasize that early we were
                      getting a negative reaction as some of these labs in Asia ship direct to dentists and that's not our strategy at all. Our strategy is only to provide the service exclusively for the benefit for our U.S. lab customers and we only sell to lab customers that buy our traditional products.

                      And I think one of the earlier questions was about chair side restoration. Some of our competitors' strategies are to go direct to the dentist and through chair side restorations and I think Gary pointed out earlier that, and it's consistent with this issue, that our strategy is to go to the lab, not the dentist. And now that that's clear, I think that most of the noise has died down and in fact, some of the people that opposed it at the onset are now customers or giving us samples to become customers of this service.

Anthony Ostrea:       Okay. Thank you very much.

Operator:             Our next question comes from the line of Suey Wong with
                      Robert Baird.

Suey Wong:            Thank you. I'd like to ask a bit more on China in the lab
                      business there. I wanted to find out how that's ramping up and would it have a meaningful impact on your Asian sales?

Gary Kunkle:          Yes, I'll just make some comments and again and
                      then ask Bret to comment since he was reviewing the lab business. I think Bret mentioned this in his remarks that today with the customers that we have that are using it, if they were to use up their capacity, get to their full potential, they would use up all of our capacity. So given the resources we have in place today, it's fully utilized.
                      We're looking to continued training and space expansion.
                      We expect to continue ramping it up through the year.

                      Again I keep referring to not giving too much information to competitors. I really don't want to tell them how fast it's ramping up. But we will ramp it up as fast as we can. The training probably is the bottleneck because one of the things that we have emphasized throughout this program is the quality of what we will deliver and we want to make sure that these lab technicians are properly trained so they'll deliver a quality product. Bret?

Bret Wise:            Yes Suey, what I'd add to that is that this is
                      really quite small, the operation is really quite small.
                      And the way this works is a lab will give us samples.
                      They'll give us 50 restorations and we'll prepare those.
                      We'll ship them back to them. They'll see how they like them. And that in this process, they give us an indication of the ultimate volume they might like. They give us a sample to see how we do and then over time, they ramp up to that level and it's that level that they've indicated that would exceed our capacity as Gary mentioned.

                      The other thing I'd make clear is that these sales won't show up as sales in Asia, they'll show up as a sale in the United States market because we measure that sale where the end user is, not where the production is.

Suey Wong:            Could you give an update on your lab business in the U.S., how much that was either up or down?

Gary Kunkle:          Just let me check it to make sure. I believe it
                      was up about 5%, but let me just confirm that. The crown and bridge, Suey, was up between 5% and 6%. Teeth were negative but teeth have been negative for several years now and it's a trend that I think everybody expects as edentulous or toothless patients continue to decline in the marketplace. The indicator that we always look at is crown and bridge because that's where the growth is.

Suey Wong:            That was up 5% to 6% in the U.S. ?

Gary Kunkle:          Correct.

Suey Wong:            Okay.  I want to jump back to a comment that Bret made.
                      So any lab sales that come from your outsourcing service in China, they'll be counted in U.S. revenues.
                      Any process sales from your outsourcing labs, non-DENTSPLY, will be counted in your Asian sales.

Gary Kunkle:          Yes, the sale - the division that's contacting the
                      customer in the U.S. is our Prosthetic Division in the U.S. They get the supply from China and that is not unique, Suey. Over 50% of the products that we sell from any given location around the world, come from another
                      DENTSPLY manufacturing site. So this is pretty common for us.

Suey Wong:            Given the products that you sell the outsourcing labs
                      over, they're based in China. Are those in your Asian sales?

Gary Kunkle:          Yes they are.

Suey Wong:            Okay. Some of the labs I believed are owned by U.S.
                      companies. Would they be U.S. sales or would they be Asian sales?

Gary Kunkle:          If we're selling them in Asia from Asia?

Suey Wong:            Yeah.

Gary Kunkle:          They're going to be Asian sales.

Suey Wong:            Okay. Okay. Let me jump over to Germany here. I recognize
                      that your ceramic business is doing very well. How is your non-precious metals business in Germany?

Gary Kunkle:          We don't have any non-precious metal business.

Suey Wong:            Okay so it's only precious metals.

Gary Kunkle:          Correct.

Suey Wong:            Okay and this last point. Your Ortho business has
                      been out pacing in America now for quite a few quarters.
                      You've had very strong new product introductions. Is there any kind of secular change going on in the market? Is there acceleration in the market? Are there competitive forces let's say, you know, the acquisition of Ormco by Danaher? Is there anything like that happening and they're helping your sales?

Gary Kunkle:          Well I think that particular one, Suey, is too
                      soon to see any indication in the marketplace about how that would affect sales one way or the other. I clearly think that our growth is driven by two things. One, we have just introduced some very exciting, innovative products in the marketplace. And two, most of those products are upgrades from previous products so you're getting a multiple effect by getting more dollars from units that sell at a higher price.

Suey Wong:            Good. Thank you.

Operator:             Our next question comes from the line Steven Postal with
                      Lehman Brothers. Mr. Postal.

Steven Postal:        Thanks a lot. I'm just wondering if you could talk about
                      your endodontics business. You mentioned some new products there. So maybe if you could just elaborate on the performance in the U.S. and throughout the world.

Gary Kunkle:          Bret since you were covering the new products do you want
                      to address that?

Bret Wise:            Sure. Endodontics as you know is one of our specialty
                      businesses. We sell a wide range of products throughout the world in that segment. It's one of our top performing businesses throughout the world. Growth rates kind of high single digits right now and it's, you know, it's a very strong business for us.

Gary Kunkle:          If I can add one other thing Bret, the growth is not so
                      much in the number of procedures being done but people moving to premium products like nickel titanium. And, of course, we see higher growth for us in Europe and other markets than in the U.S. because we introduced nickel titanium in the U.S. earlier and have a higher penetration in the U.S. market than others.

Steven Postal:        Okay and just a couple of questions on the anesthetic
                      business. Could you update us on the performance of Oraqix. I think it's been launched in some countries over the past, you know, six months. How's it doing in the U.S. and throughout the world?

Gary Kunkle:          Well, of course, from a growth percentage, you're seeing
                      it higher in the newer markets because the base is lower. We've introduced it I think since we called last time in about ten countries in Europe and we are very pleased with the reception. We'd like to see faster growth in the United States. We did very well in the first year in establishing a base line. But we would like to see that expand to more new users and we're talking with our distributor partner about that today to come up with mutual programs that we can use together to stimulate those sales.

Steven Postal:        Gary, are you still pleased with the distribution
                      relationship there or is there a possibility that there'd eventually be more - go to more broad line distributors?

Gary Kunkle:          Well as I said, we're working with them right now to see
                      what we can do to stimulate the sales more in the U.S.
                      and I'll probably just leave it at that.

Steven Postal:        Okay fair enough. And then as I recall, you talked in the
                      past about launching, I think it's an Articain version, in the anesthetic business. Could you just update us there?

Gary Kunkle:          Yes. That's still something we're looking at. Obviously
                      our priorities in anesthetics have changed in that it is a very immediate need for us to make sure that we button down the supply contracts and get a buyer for the anesthetic plant. But there are continued efforts to get
                      Articaine into the U.S. But I don't think you're going to see it before 2008.

Steven Postal:        Okay. And then just one clarification on cash flow. It
                      obviously is up significantly but I think you alluded to basically days in inventory kind of up and then also as I heard it maybe DSO's were also up so I was just wondering what has driven the cash flow stance in there?

Bill Jellison:        Also, earnings are stronger. Last year was lower
                      than a typical run rate with increased working capital for inventories and receivables. Also accruals increased to a more reasonable level in the first half of the year. A negative factor within the first Q, included about $22 million roughly that was paid out for the tax payment associated with the repatriation that was made last year.
                      That actually hurt us and would have made the cashflow even better within this first Q.

Steven Postal:        Okay.

Bill Jellison:        We should expect cash flow from working capital,
                      including inventories and receivables to get better by the end of this year.

Steven Postal:        And how about payables? Will there be any change there?

Bill Jellison:        No I think the payable levels that we've got in place at
                      this point are running at a more normalized level.

Steven Postal:        Okay. Thanks a lot guys.

Operator:             Our next question comes from the line of Kyle Dohdey with
                      Morgan Stanley.

Kyle Dohdey:          Great thanks. It's two quick questions. First, I noticed
                      there was about a $30 million upstake in goodwill. Was there any acquisition activity in the quarter?

Bill Jellison:        No. From that perspective - a lot of the increase that
                      you could see there may come from some of the exchange movements that take place but we didn't have any additional key acquisitions within that period.

Kyle Dohdey:          Okay then could you just quickly run through again the
                      pieces of the organic growth in the quarter.

Gary Kunkle:          Yes. If you look at it around the world (Kyle) the base
                      business was 5.2%. This is internal growth. Foreign exchange was +.3% and acquisition was +.3%. If you look at it geographically, the U.S. was +6.1%, again this is all internal growth and ex PM. Europe was +.5% and the balance of the world was +3.5%.

Kyle Dohdey:          Great. Thanks a lot.

Operator:             Our next question comes from the line of Frank Pinkerton
                      with Bank of America Securities. Mr. Pinkerton.

Frank Pinkerton:      Yeah thanks for the follow up. Can you update
                      us on, I know that there's litigation between some distributors and the artificial teeth line or false teeth line that you guys were selling into that market. Have there been any changes in the distribution patterns there?
                      Have you in sourced any of that?

Gary Kunkle:          We haven't seen much. The only lab product that
                      goes through distribution for us is artificial teeth and they are negative, but they've been negative for three years running. So we haven't seen a change in the trend.

Frank Pinkerton:      Okay great and then just on the office of
                      technology initiative, I know you guys have been investing there for the last couple of years. You know, I know you've also been a little, you know, secretive and not letting any of the products out, you know, before they're ready to go. But can you update us on, you know, timeline and maybe what the first couple of products, you know, coming out of that could be?

Gary Kunkle:          Yes I will.  Satif that we got from Sanofi-Aventis is
                      probably the closest to introduction, Frank. I think in the past I have said we expect that it will launch in late `06. I think probably now it's going to be 2007 event but it clearly is in product development and it will be a product. Doxa was another one that we made an investment in and quite frankly, we have shut that down.
                      We don't think it's going to be a product that is going to be worthy of describing it as being innovative.
                      So it is no longer a project. IDMoS was one of the other ones I discussed and we continue in development with that and expect that it will be a 2007 product launch also.

Frank Pinkerton:      Okay great. Normally, you know, when you think
                      of dentists here in the United States, you look at things like interest rates that normally affect dentists' spending patterns. I know you guys are no longer on the software kind of equipment side in the dental office, but with the move in interest rates, does that affect dentists', you know, kind of consumption of consumables and also will the rise in interest rates impact any of the labs on the Cercon side?

Gary Kunkle:          We don't see it Frank. We clearly don't see it on
                      the consumables and the only way it would affect the lab would be if they're looking to buy some major piece of equipment. And, you know, even with the downturn in the economy or pressure from interest rates, I think we mentioned last year, in spite of all the economic problems they were having in Germany, German labs recognized the benefit of getting into the Cercon business and they were buying equipment last year. So for our particular product line we haven't seen any impact by it.

Frank Pinkerton:      Okay great and then just I want to make sure
                      that I heard Bill correctly. Was it the Chicago facility going to benefit by 3 cents on an annual basis or 3 cents in the back part of the year? Bill can you repeat that?

Bill Jellison:        No sure what you're referencing. Are you talking about
                      the anesthetic facility for this entire year?

Frank Pinkerton:      Yeah sure, the closure of the anesthesia facility. What's
                      the impact to that on earnings per share?

Bill Jellison:        Yeah that was a comment in Gary's comments, yes.

Frank Pinkerton:      Oh.

Gary Kunkle:          And that was when we had raised our guidance earlier
                      before in 2006 as a result of that decision. So it's already in the guidance.

Frank Pinkerton:      Okay I guess I'll ask it a different way. Is it
                      3 cents for the back part of the - I'm trying to get, you know, if I'm looking at, you know, kind of your model going out into future years. What's I guess an annual contribution from that facility closure?

Bill Jellison:        When we adjusted our earnings guidance at the
                      beginning of this year when we announced the anesthetic facility closure, Gary stated at that time that it was about a 6 to 8 cent impact and kind of our overall improvement that we were laying out there. That was on a pre-split basis. So the number that he's throwing out there now, 3 to 4 is on a post-split basis and that actually is spread pretty much throughout this year. I think that we've absolutely already had some benefit of that in the first half, but you should continue to see that positive impact as we move through the second half of the year.

Frank Pinkerton:      Okay great. Thanks.

Operator:             Our next question is a follow up question from Anthony
                      Ostrea with J&P Securities.

Anthony Ostrea:       Hi guys. Thanks for taking the call. Bill, can you
                      just walk us through, you said you had about $80 million in cash flow from operations. The CAPEX number and then D and A number, actually, less the CAPEX of about 12, I'm looking at what change in $40 million quarter to quarter in cash. Can you just walk us through how you get from the Q1 cash number of $435 roughly to about $475?

Bill Jellison:        Sure, keep in mind, Anthony that we announced
                      that we bought back about $139 million of stock during the second quarter period, plus you've got different exchange impacts. But the cash that we've got out there, the $475 million, keep in mind that the reason why that's on our balance sheet is that we're preparing to pay down the Euro bond debt which comes due at the end of this year. The pay down is expected to come from the cash that we currently have on our balance sheet and also using our revolving credit agreement that we have as well.

Anthony Ostrea:       Great. And then last question here. Gary, I think
                      in your last conference call you indicated that you expected organic growth for the year to come in probably at the high end of what you'd historically come in at closer to 6%. You gave guidance for the bottom or bottom line guidance for this year. How are you feeling about your organic growth for fiscal '06?

Gary Kunkle:          Yes, I did say that we expected it to be 5% to 6%
                      and likely on a high end and of course we're tracking that way as we look at the second quarter. I don't think that's an unrealistic expectation as you look at the back half of the year with the one caveat being you've got some very unusual comparisons.

                      If you think about the third quarter last year, it was the first quarter where you saw some recovery in Germany, though slow, but Europe was positive. And you had a 7.2% internal growth in the U.S. and you have the flip of that in the fourth quarter where it was a lower growth. So while you might see it in aggregate for the second half of the year, it's not going to be that smooth.

Anthony Ostrea:       Thank you.

Operator:             Once again ladies and gentlemen, if you would like to ask
                      a question, please press star followed by the number 1 on your telephone keypad at this time. Gentlemen, there appear to be no further questions at this time.

Gary Kunkle:          Okay well thank you, Alexandria, and thank you all for
                      joining the call and your interest in our company.

Operator:             Ladies and gentlemen, thank you for your participation in
                      today's DENTSPLY International Second Quarter
                      Earnings Release Conference Call. This concludes today's call. You may now disconnect.


                                       END